Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and effective as of June 13, 2005, is entered into by and between GUARANTY BANCSHARES, INC. (the “Company”), a Texas corporation and GB FACILITATION, INC. (“Newco”), a Texas corporation.

W I T N E S S E T H:

          WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Texas, with authorized capital stock consisting of (i) 50,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), of which 3,252,016 shares are issued and 2,826,012 shares are outstanding as of the date hereof and (ii) 15,000,000 shares of preferred stock, $5.00 par value per share, none of which are issued and outstanding as of the date hereof; and

          WHEREAS, Newco is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock, $1.00 par value per share (“Newco Stock”), of which 1,000 shares are issued and outstanding; and

          WHEREAS, the Company and Newco believe that the merger of Newco with and into the Company in the manner provided by, and subject to the terms and conditions set forth in, this Agreement is desirable and in the best interests of their respective shareholders; and

          WHEREAS, the respective Boards of Directors of the Company and Newco have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below:

I.  THE MERGER

          Section 1.1  Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Newco shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation” when reference is made to it after the Effective Time (as defined in Article VIII hereof) of the Merger), pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).  The name of the surviving corporation shall be “Guaranty Bancshares, Inc.”, and the business of the Surviving Corporation shall be that of a bank holding company.

          Section 1.2  Effect of Merger.  At the Effective Time of the Merger, the corporate existence of the Company and Newco shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Surviving Corporation, and Surviving Corporation shall be deemed to be a continuation in entity and identity of the Company and Newco.  All rights, franchises and interests of the Company and Newco, respectively, in and to any type of property and choices in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without any deed or other transfer.  Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Newco, respectively, as of the Effective Time.  The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

          Section 1.3  Liabilities of Surviving Corporation.  At the Effective Time, Surviving Corporation shall be liable for all liabilities of the Company and Newco.  All deposits, debts, liabilities, obligations and contracts of the Company and of Newco, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Newco, as the case may be, shall be those of Surviving Corporation and shall not be released or impaired by the Merger.  All rights of creditors and other obligees and all liens on property of either the Company or Newco shall be preserved unimpaired subsequent to the Merger.

          Section 1.4  Conveyance.  All assets of Newco and the Company as they exist at the Effective Time of the Merger shall pass to, and vest in, the Surviving Corporation without any conveyance or other transfer.  The Surviving Corporation shall be responsible for all the liabilities of every kind and description of each of the Company and Newco existing as of the Effective Time of the Merger.

          Section 1.5  Board of Directors and Officers; Articles of Incorporation; Bylaws.  At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of the Surviving Corporation, the members of the Board of Directors and officers of the Company shall become the Board of Directors and officers of the Surviving Corporation.  At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company as in effect as of the Effective Time.  Until altered, amended or repealed as provided therein and in the Articles of Incorporation, the Bylaws of the Surviving Corporation shall be the Bylaws of the Company as in effect as of the Effective Time.

II.  MERGER CONSIDERATION AND EXCHANGE PROCEDURES

          Section 2.1  Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof,

                    (a)          all outstanding shares of Common Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 600 shares of Common Stock immediately prior to the Effective Time (such shareholders are referred to herein as “Cash-Out Shareholders”) shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive, upon the surrender of the certificate representing such shares, cash equal to $24.00 per share of Common Stock without interest thereon, (the “Merger Consideration”) other than Dissenting Shares (as defined in Section 2.2 hereof); provided, however, that the Company may presume that all Street Shares (as hereinafter defined) are held by Holders holding fewer than 600 shares of Common Stock immediately prior to the Effective Time unless the Company or a beneficial owner of Street Shares is able to demonstrate to the Company’s satisfaction that such shares are held beneficially by a Holder holding 600 or more shares of Common Stock immediately prior to the Effective Time, in which event such shares of Common Stock shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

                    (b)          all outstanding shares of Common Stock other than those described in paragraph (a) above as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately prior to the Effective Time; and

                    (c)          the outstanding shares of Newco Stock shall, without any action on the part of the holder thereof, be canceled.

          Except as provided in Section 2.2, in no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 600 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.2 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 600 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

          For purposes hereof,

          (1)          the term “Record Shares” shall mean shares of Common Stock other than Street Shares and any Record Share shall be deemed to be held by the registered Holder thereof as reflected on the books of the Company;

          (2)          the term “Street Shares” shall mean shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

          (3)          the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the shares of Common Stock such person holds beneficially in street name were held of record by such person or persons; and

          (4)          the term “Cash-Out Shares” shall mean any shares of Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.1.

          The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.1 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.1, including, without limitation, any questions as to the number of shares of Common Stock held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.1 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

          For purposes of this Section 2.1, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock held by such Holder.

          Section 2.2  Dissenting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time, the Holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.”  Dissenting Shares owned by each holder thereof who has not Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 hereof unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA.  If any such Holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

          Section 2.3  Exchange of Shares.

                    (a)          The Company shall deposit or cause to be deposited in trust on behalf of Computershare Trust Company (the “Exchange Agent”) cash in an aggregate amount necessary to pay the Merger Consideration to Cash-Out Shareholders and to make appropriate cash payments to Holders of Dissenting Shares pursuant to Section 2.2 hereof, if any, (such amounts being hereinafter referred to as (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                    (b)          As soon as practicable after the Effective Time, the Company shall use its best efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate which represents Cash-Out Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor.  At and after the Closing (as defined in Section 7.1) and upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash provided in Section 2.1 hereof and such Certificate shall forthwith be canceled.  Payment with respect to Cash-Out Shares will be made as soon as practicable after the Exchange Agent’s receipt of the Certificates and a properly completed letter of transmittal.  No interest will be paid or accrued on the Merger Consideration payable upon surrender of the Certificates.  Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon

                    (c)          If payment of cash is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Company that such tax has been paid or is not applicable.

                    (d)          Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.2 hereof shall be returned to the Company upon demand, and the holders of shares of Common Stock who have not theretofore complied with the exchange procedures in this Section 2.3 shall look to the Company only, and not the Exchange Agent, for the payment of any of the Merger Consideration in respect of such shares.

                    (e)          None of the Company, Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of Common Stock for any cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    (f)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Newco as follows:

          Section 3.1  Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.  The Company has full corporate power to own its properties, to carry on its business as now being, and presently contemplated to be, conducted.

          Section 3.2  Capitalization.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 3,252,016 shares are issued and 2,826,012 shares are outstanding as of the date of this Agreement and (ii) 15,000,000 shares of preferred stock, $5.00 par value, none of which are issued and outstanding as of the date of this Agreement.

          Section 3.3  Authority; Approvals.  The Company has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, subject to the approval by the shareholders of the Company as required by law.  This Agreement has been duly executed and delivered by the Company and when executed by Newco, will be a binding agreement of the Company enforceable against the Company in accordance with its terms.

          Section 3.4  No Conflict With Other Instruments.  Subject to the receipt of all required regulatory approvals and compliance with all applicable federal and state securities laws, the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby will not violate any provision of, or constitute a default under any order, writ, injunction or decree of any court or other governmental agency, or any material contract, agreement or instrument to which the Company is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in any default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or upon shares of Common Stock.

IV.  REPRESENTATIONS AND WARRANTIES OF NEWCO

          Newco hereby represents and warrants to the Company as follows:

          Section 4.1  Organization.  Newco is a Texas corporation duly organized, validly existing and in good standing under the laws of Texas, and has full corporate power and authority to own its properties, to engage in the business and activities now conducted by it.

          Section 4.2  Capitalization.  The authorized capital stock of Newco consists of 1,000 shares of common stock, $1.00 par value per share, all of which are issued and outstanding.  All such shares are validly issued, fully paid, and nonassessable.  There are no existing options, warrants, calls or commitments of any kind obligating Newco to issue any of its authorized and unissued capital stock.

          Section 4.3  Subsidiaries or Affiliates.  Newco does not own of record or beneficially, and is not obligated to acquire, any capital stock, other equity securities, debt securities or other interest of or in any corporation, government or other entity.  Between the date hereof and the Effective Time, Newco will not create or acquire any subsidiaries without the prior written consent of the Company.

          Section 4.4  Authority; Approvals.  Newco has full corporate power and authority to execute and deliver this Agreement and has full legal capacity, power and authority to perform its obligations hereunder.  The Board of Directors of Newco has approved this Agreement and the transactions contemplated hereby, subject to the approval thereof by the shareholders of the Newco as required by law.  This Agreement has been duly executed and delivered by Newco and when executed by the Company, will be a binding agreement of Newco enforceable against it in accordance with its terms.

V.  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

          The obligation of the Company to effect the Merger shall be subject to the satisfaction on or before the Closing Date all of the following conditions, except as the Company may waive such conditions in writing:

          Section 5.1  Litigation.  On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recession, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceedings.

          Section 5.2  Representations and Warranties.  All representations and warranties of Newco contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Newco shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          Section 5.3  Shareholder Approval.  The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

          Section 5.4  Dissenting and Cash-Out Shares.  The aggregate number shares held by Cash-Out Shareholders and shares of Common Stock held by shareholders of the Company who have delivered to the Company notice of their intent to exercise their dissenters’ rights with respect to the Merger shall not exceed 100,000.

VI.  CONDITIONS TO THE OBLIGATIONS OF NEWCO

          The obligation of Newco to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the Merger of the following conditions:

          Section 6.1  Litigation.  On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, recission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action or other proceeding.

          Section 6.2  Representations and Warranties.  All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          Section 6.3  Shareholder Approval.  The shareholders of each of the Company and Newco shall have voted affirmatively to approve this Agreement by the requisite vote.

VII.  EXPENSES

          Costs and expenses relating to the negotiation and drafting of this Agreement and the consummation of the transactions contemplated hereby shall be borne and paid by the Company.

VIII.  CLOSING DATE AND EFFECTIVE TIME

          The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon.  The “Closing Date” shall be such date as the Presidents of each of the Company and Newco, respectively, may agree upon.  Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Newco shall, at the Closing Date, execute, acknowledge and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger.  The “Effective Time” is the date and time on which the Merger is effective, which shall be the date and time specified in the certificate of merger to be issued by the Secretary of State of Texas, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of Texas.

IX.  TERMINATION AND AMENDMENT

          Section 9.1  Termination.  This Agreement may be terminated by either the Company or Newco at any time prior to the Effective Time.  In the event of termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability or obligation on the part of the parties hereto or their respective officers, directors or shareholders.

          Section 9.2  Amendment.  This Agreement may be amended only by an instrument in writing duly authorized by the Boards of Directors of the parties hereto and signed on behalf of each of the parties hereto.

X.  NOTICES

          All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) to the Company or Newco, respectively, at the following addresses:

          If to the Company:

          Guaranty Bancshares, Inc.
          100 W. Arkansas
          Mt. Pleasant, Texas 75455

          If to Newco:

          GB Facilitation, Inc.
          100 W. Arkansas
          Mt. Pleasant, Texas 75455

XI.  MISCELLANEOUS

          Section 11.1  Further Assurances.  Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

          Section 11.2  Interpretation.  When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          Section 11.3  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

          Section 11.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and entirely to be performed within such jurisdiction.

          Section 11.5  Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          Section 11.6  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

          Section 11.7  Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the legality, enforceability and validity of the remaining provisions, or portions thereof, shall not be effected thereby, and in lieu of the illegal, unenforceable or invalid provision or portion thereof, there shall be added a new legal, enforceable and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GUARANTY BANCSHARES, INC.

	By:	/s/ TYSON T. ABSTON

Tyson T. Abston
President

Attest:

By: /s/ KIM SHUMATE

GB FACILITATION, INC.

	By:	/s/ ARTHUR B. SCHARLACH, JR.

Arthur B. Scharlach, Jr.
President

Attest:

By: /s/ SONDRA CUNNINGHAM